UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
November 17, 2005

New Jersey State of Incorporation	Commission File Number 1-3822	21-0419870 I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01 – Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 – Entry into a Material Definitive Agreement
Severance Benefits. On November 17, 2005, the Compensation and Organization Committee (the “Committee”) of the Board of Directors of Campbell Soup Company (the “Company”) approved changes to the severance benefits for senior executives, including all of the current executive officers of the Company. The changes are effective January 1, 2006. A senior executive will receive severance benefits equal to two times his or her base salary if the executive’s employment is involuntarily terminated by the Company without cause. The severance benefits also include the continuation of medical benefits, life insurance and pension credit during the two-year period, unless the senior executive obtains medical benefits or life insurance from another employer.
Special Long-Term Incentive Grant. On November 17, 2005, the Committee approved a special long-term incentive grant of 54,667 performance-restricted shares for Doreen Wright, Senior Vice President and Chief Information Officer, in lieu of grants under the Company’s regular long-term incentive program. The Company’s regular long-term incentive program was described in previous Form 8-K reports filed on September 27, 2005 and July 11, 2005. Under the terms of the special grant, Ms. Wright will be eligible to earn the performance-restricted shares to the extent certain performance goals are satisfied on or before April 1, 2008. This special grant is intended to create a significant incentive for Ms. Wright to deliver the key goals of the SAP project. The SAP project was described in the Company’s report on Form 10-K for fiscal 2004 that was filed on October 12, 2004. The performance goals relate to successful implementation of the project on a specified timetable, at or below the budgeted costs. Based upon the achievement of the performance goals, Ms. Wright may receive an award ranging from 50% to 150% of her initial grant of performance shares.
If Ms. Wright voluntarily leaves the Company or is discharged for cause, any unvested performance shares will be forfeited. If she is involuntarily terminated by the Company without cause, becomes totally disabled, or dies, the performance shares will be awarded as described above, but the number of performance shares will be prorated based upon the number of months of employment completed by Ms. Wright as of the end of the performance period, provided that Ms. Wright has been employed for at least six months after November 17, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY (Registrant)
Date: November 22, 2005	By:	/s/ Robert A. Schiffner
Robert A. Schiffner
Senior Vice President and Chief Financial Officer

3